Exhibit 99.1
Contacts:

Jim Mazzola
858-704-8122
ir@halozyme.com

Chris Burton
858-704-8352
ir@halozyme.com

HALOZYME REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS
- Revenue of $42.5 million compared to $18.7 million in prior-year period, Royalty Revenue of $11.4 million increased 68 percent from prior year -
- Revenue guidance raised to a range of $130 million to $145 million and year-end cash guidance raised to a range of $150 million to $170 million -
- Investigational device exemption approved by FDA, first patient dosed in March in Phase 3 Study of metastatic pancreatic cancer patients -
- ENHANZE™ technology franchise grows with nomination of new targets by Eli Lilly and Pfizer -

SAN DIEGO, May 9, 2016 - Halozyme Therapeutics, Inc. (NASDAQ: HALO) today reported financial results for the first quarter ended March 31, which included an increase in revenue of 128 percent from the prior-year period and a net loss of $19.8 million, or $0.16 per share, compared to a net loss in the first quarter of 2015 of $15.1 million, or $0.12 per share.
“During the first quarter, we continued to execute against our two-pillar strategy with ongoing clinical studies of PEGPH20 and through growing the value of our ENHANZE™ platform,” said Dr. Helen Torley, president and chief executive officer. “We made good progress toward our goal of initiating greater than 90 percent of HALO-301 sites by the end of the year and in evaluating the recommended dose to take into the expansion phase of our lung and gastric cancer studies.
“With our ENHANZE platform, we continued to see strong growth in royalty revenue combined with progress from our partners’ programs. During the quarter, Lilly nominated its third target triggering an $8 million milestone and Pfizer nominated an additional target triggering a $1.5 million milestone. These developments highlight the great potential associated with our ENHANZE technology franchise.”

First Quarter 2016 and Recent Highlights include:

•
Dosing of first patient in HALO-301 | Pancreatic study in March, a phase 3 study to explore PEGPH20 with gemcitabine and ABRAXANE® (nab-paclitaxel) in metastatic pancreatic cancer patients. The company plans to initiate sites outside the United States beginning in the second quarter and to reach its target of greater than 90 percent of centers ready to start screening patients by the end of the year.

•
Approval by the Food and Drug Administration (FDA) of an investigational device exemption for the companion diagnostic test developed with Ventana to prospectively identify patients with high levels of hyaluronan, or HA, in the company’s phase 3 study

•
 Progressing towards dose expansion in its phase 1b/2 PRIMAL study of PEGPH20 plus docetaxel in non-small cell lung cancer patients. The company is now evaluating patients at a dose of 2.2 µg/kg and remains on track to move into the dose expansion phase of the study in the second half of 2016.

•
Advancing into the second dosing cohort and recently submitting a protocol amendment in its phase 1b study of PEGPH20 plus KEYTRUDA® (pembrolizumab) in lung and gastric cancer patients. The company submitted the protocol amendment to the FDA based on bleeding events observed in heavily pretreated relapsed gastric cancer patients. These events were not classified as dose limiting toxicities or determined by investigators to be related to PEGPH20. Halozyme is awaiting feedback from the FDA and plans to resume enrollment in the second dosing cohort following approval of the amendment.

•	Eli Lilly nominating their third target to be studied with Halozyme’s ENHANZE™ platform, triggering an $8 million milestone payment to Halozyme which will be received in the second quarter.

•	Pfizer nominating an additional target to be studied with Halozyme’s ENHANZE™ platform, triggering a $1.5 million milestone to Halozyme.

•
Baxalta receiving a positive opinion for HYQVIA® from the Committee for Medicinal Products for Human Use for a pediatric indication in Europe. In addition, Baxalta initiated a phase 3 trial in patients with chronic inflammatory demyelinating polyneuropathy.

•
Expansion of oncology pipeline and demonstration of expertise in the tumor microenvironment with two new preclinical programs, an immune checkpoint inhibitor targeting adenosine and a novel antibody-drug conjugate targeting epidermal growth factor receptor. Preclinical data for the discovery and early development of these potential drug candidates were shared during the 2016 American Association for Cancer Research annual conference.

First Quarter 2016 Financial Highlights

•
Revenue for the first quarter was $42.5 million, compared to $18.7 million for the first quarter of 2015, driven primarily by milestone payments from Lilly and AbbVie, as well as royalties from partner sales of Herceptin® SC, MabThera® SC and HYQVIA®. Revenue for the quarter included $11.4 million in royalties, $9.0 million in sales of bulk rHuPH20 primarily for use in manufacturing collaboration products and $3.9 million in HYLENEX® recombinant (hyaluronidase human injection) product sales.

•
Research and development expenses for the first quarter were $40.1 million, compared to $16.7 million for the first quarter of 2015. The planned increases were primarily due to expenses for preclinical and clinical support of PEGPH20 and clinical API supply to ENHANZE™ partners.

•
Selling, general and administrative expenses for the first quarter were $10.8 million, compared to $9.4 million for the first quarter of 2015. The increase was primarily due to an increase in personnel expenses, including stock compensation, for the period.

•	Net loss for the first quarter was $19.8 million, or $0.16 per share, compared to a net loss in the first quarter of 2015 of $15.1 million, or $0.12 per share.

•	Cash, cash equivalents and marketable securities were $238.6 million at Mar. 31, 2016 compared to $108.3 million at Dec. 31, 2015.

Financial Outlook for 2016
For the full year 2016, the company is updating its previously announced guidance. Halozyme now expects:

•
Net revenues to be in the range of $130 million to $145 million, an increase from the prior range of $110 million to $125 million, driven by unplanned ENHANZE™ milestones and an increase in bulk product sales to ENHANZE™ partners;

•
Operating expenses to be in the range of $245 million to $260 million, a narrowing of the bottom end of the prior range of $240 million to $260 million as a result of the increase in product sales to ENHANZE™ partners;

•	Cash flow to be in the range of $45 million to $65 million, an increase from the prior range of $35 million to $55 million; and

•	Year-end cash balance to be in the range of $150 million to $170 million, an increase from the prior range of $140 million to $160 million.
Webcast and Conference Call
Halozyme will webcast its Quarterly Update Conference Call for the first quarter 2016 today, Monday, May 9 at 4:30 p.m. ET/1:30 p.m. PT. Dr. Helen Torley, president and chief executive officer, will lead the call. The call will be webcast live through the "Investors" section of Halozyme's corporate website and a recording will be made available following the close of the call. To access the webcast and additional documents related to the call, please visit http://www.halozyme.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. For those without access to the Internet, the live call may be accessed by phone by calling (877) 410-5657 (domestic callers) or (334) 323-7224 (international callers) using passcode 769890. A telephone replay will be available shortly after the call by dialing (877) 919-4059 (domestic callers) or (334) 323-0140 (international callers) using replay passcode 11528439.
About Halozyme
Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, investigational drug PEGPH20, applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor in animal models. PEGPH20 is currently in development for metastatic pancreatic cancer, non-small cell lung cancer, gastric cancer, metastatic breast cancer and has potential across additional cancers in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Baxalta, Pfizer, Janssen, AbbVie and Lilly for its ENHANZE™ drug delivery platform. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.
Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company's future expectations and plans for growth in 2016, the development and commercialization of product candidates and the potential benefits and attributes of such product candidates and expected financial outlook for 2016) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues, including revenues from collaborators, unexpected results or delays in development of product candidates and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2016.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
Revenues:
Product sales, net	$12,940	$9,860
Royalties	11,387	6,775
Revenues under collaborative agreements	18,172	2,031
Total revenues	42,499	18,666

Operating expenses:
Cost of product sales	7,762	6,494
Research and development	40,100	16,684
Selling, general and administrative	10,806	9,399
Total operating expenses	58,668	32,577

Operating loss	(16,169)	(13,911)
Other income (expense):
Investment and other income, net	229	102
Interest expense	(3,876)	(1,299)
Net loss	$(19,816)	$(15,108)

Basic and diluted net loss per share	$(0.16)	$(0.12)

Shares used in computing basic and diluted net loss per share	127,615	125,299

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$69,093	$43,292
Marketable securities, available-for-sale	169,545	65,047
Accounts receivable, net	25,543	32,410
Inventories	10,345	9,489
Prepaid expenses and other assets	22,509	21,534
Total current assets	297,035	171,772
Property and equipment, net	4,440	3,943
Prepaid expenses and other assets	7,121	5,574
Restricted cash	500	500
Total assets	$309,096	$181,789

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	6,211	$4,499
Accrued expenses	21,791	26,792
Deferred revenue, current portion	8,804	9,304
Current portion of long-term debt, net	27,417	21,862
Total current liabilities	64,223	62,457

Deferred revenue, net of current portion	42,895	43,919
Long-term debt, net	168,600	27,971
Other long-term liabilities	3,906	4,443

Stockholders’ equity:
Common stock	129	128
Additional paid-in capital	531,390	525,628
Accumulated other comprehensive loss	88	(99)
Accumulated deficit	(502,135)	(482,658)
Total stockholders’ equity	29,472	42,999
Total liabilities and stockholders’ equity	$309,096	$181,789

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